EXHIBIT A
JOINT FILING AGREEMENT
Hancock Jaffe Laboratories, Inc.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 16, 2020.

David A. Jenkins

/s/ David A. Jenkins

Fatboy Capital, LP

By:	SeaCap Management, LLC,
its general partner
	By:	/s/ David A. Jenkins
Name: David A. Jenkins Title: Managing Member
SeaCap Management, LLC

By:	/s/ David A. Jenkins
Name: David A. Jenkins Title: Managing Member